Exhibit 19.1
SILA REALTY TRUST, INC.

POLICY ON INSIDE INFORMATION AND INSIDER TRADING

A. Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of Sila Realty Trust, Inc. (the "Company") while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, "Inside Information"), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the "SEC") and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this "Policy") both to satisfy the Company's obligation to prevent insider trading and to help the Company's personnel and its external advisors avoid violating insider trading laws.

B. Applicability of Policy

1. Covered Persons

This Policy applies to the following people (collectively, "Covered Persons"):

• all officers of the Company and its subsidiaries;

• all members of the Board of Directors of the Company ("directors");

• all employees of the Company and its subsidiaries; and

•    any family members or persons that reside in the same household as any of the foregoing persons.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control. However, the failure of consultants and outside advisers to observe the policies and procedures set forth herein will be grounds for termination of the consultant's or outside adviser's relationship with the Company.

2. Covered Transactions

This Policy applies to all transactions in the Company's securities, including common stock (including any securities that are exercisable for, or convertible or exchangeable into, common stock) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company.

For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under any Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

• the exercise of options for cash;

•    the exercise of options on a "net exercise" basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•    the forfeiture to the Company of restricted shares of common stock or stock units to cover withholding tax obligations.

Thus, restrictions contained in this Policy would apply to the sale of the Company's securities in the open market to pay the exercise price of an option and to the "cashless exercise" effected through a broker or "same day sale" of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards.

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•    trading in call or put options involving the Company's securities and other derivative securities;

•    engaging in short sales of the Company's securities (i.e., the sale of a security that the seller does not own);

•    engaging in hedging or monetization transactions with respect to the Company's securities, such as prepaid variable forwards, equity swaps, collars and exchange funds; and

•    pledging, or granting a security interest in, the Company's securities or holding the Company's securities in a margin account.

If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the Chief Financial Officer of the Company (the "Chief Financial Officer"), or the person designated by the chief executive officer of the Company (the "Chief Executive Officer") to serve in this role, prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C. General Policy

No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company's securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D. Specific Policies

1. Black-out Periods

All directors and executive officers of the Company and its subsidiaries, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being "Restricted Persons") are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company's securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company's securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in the Company's securities during the period beginning on the first day of the last month of each fiscal quarter and ending two (2) trading days following public disclosure of the financial results for that quarter or the full year.

In addition, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company's securities and (ii) disclosing to others the fact they are subject to such special black-out period. These special black- out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under a Rule 10b5-1 plan approved in accordance with the 10b5-1 Pre-Planned Trading Programs Policy attached hereto as Schedule C. The Company would re-open trading at the beginning of the 3rd trading day following the date of public disclosure of such significant corporate developments.

2. "Tipping" of Information

Covered Persons may not disclose, convey or "tip" Inside Information to any person by providing them with Inside Information other than to disclose on a "need to know" basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company's securities based on such information.

3. Pre-clearance

Under certain circumstances, the Chief Financial Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be pre-cleared by the Chief Financial Officer pursuant to the terms of the Company's Public Disclosure Policy attached hereto as Schedule B. A Restricted Person must obtain prior clearance from the Chief Financial Officer (or, if the Restricted Person is the Chief Financial Officer, from the Chief Executive Officer) or the person designated by the Chief Executive Officer to serve in this role, or such person's designee, before such Restricted Person makes any purchases or sales of the Company's securities, regardless of whether or not a black- out period is then in effect. In evaluating each proposed transaction, the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role, or such person's designee, will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the five (5) business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to a Rule 10b5-1 plan, approved in accordance with the 10b5-1 Pre-Planned Trading Programs Policy attached hereto as Schedule C.

E. Compliance

All Covered Persons must promptly report, in accordance with the procedures set forth in the Company's Code of Business Conduct and Ethics (including through the use of the Company's hotline described in the Code of Business Conduct and Ethics), any trading in the Company's securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws.

Persons in possession of Inside Information when their employment or service terminates may not trade in the Company's securities until that information has become public or is no longer material.

F. Additional Information

1. What is Inside Information?

"Inside Information" is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2. What is Material Information?

As a general rule, information about the Company is "material" if it could reasonably be expected to affect someone's decision to buy, hold or sell the Company's securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect: (i) an investor's decision to buy or sell the securities of the company to which the information relates; or (ii) the market price of that company's securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

• projections of financial results and/or financial condition;

• significant changes in such projections;

• major new contracts or leases, or the possible loss of business;

•    changes in dividend policy, the declaration of a stock split or an offering of additional securities;

• stock redemption or repurchase programs;

• changes in management or control;

•    change in auditors or notification that the auditor's reports may no longer be relied upon;

•    significant mergers, acquisitions, reorganizations, dispositions of assets or joint ventures;

• significant litigation, investigations or regulatory developments;

•    significant increases or decreases in the amount of outstanding securities or indebtedness;

• write-ups or write downs of assets or changes in accounting methods;
• significant cybersecurity incident;
•    actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company's revenues, earnings, financial position or future prospects; and

• transactions with directors, officers or principal security holders.

It can sometimes be difficult to know whether information would be considered "material." The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company's securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material non-public information, you should consult with the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role, prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company's securities.

3. What is the Penalty for Insider Trading?

Trading on Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

G. Certification

You must sign, date and return the attached Certification (or such other certification as the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role may determine is appropriate) stating that you have received, have read, understand, and agree to comply with, the Company's Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

If you have any questions with regard to this Policy, you should consult with the Chief
Financial Officer or the person designated by the Chief Executive Officer to serve in this role.

SCHEDULE A

RESTRICTED PERSONS

• All directors of the Company;

• All executive officers of the Company;

• All employees of the Company that provide financial or accounting services to the
Company; and

• Any other persons designated, from time to time, by the Chief Financial Officer or the
Chief Executive Officer.

SCHEDULE B

SILA REALTY TRUST, INC.

Public Disclosure Policy

Sila Realty Trust, Inc. (the "Company") is committed to providing stockholders, the media and other market participants accurate and timely information about the Company in a manner that complies with its legal and regulatory obligations. The Securities and Exchange Commission's (the "SEC") "Regulation FD," or "Fair Disclosure," regulates how U.S. public companies disclose information to the public. Under Regulation FD, companies must take reasonable steps to disclose material, non-public information to all market participants at the same time. The consequences for failing to comply with Regulation FD are severe, and could subject the Company and responsible officials to government enforcement lawsuits.

This Public Disclosure Policy is designed to comply with Regulation FD, to maintain the Company's credibility with the market and to enhance stockholder value. The success of the policy depends on the efforts of all officers and employees of the Company and its subsidiaries, including any persons involved in the business and affairs of the Company or who otherwise have access to material, non-public information related to, affecting or regarding the Company or its subsidiaries (collectively, the "Covered Persons"). Please understand your duties under this disclosure policy if you are not authorized to speak to the public on behalf of the Company, please refer any inquiries for information from the media, financial community and stockholders to the appropriate company officials (as identified below). In addition, Covered Persons are reminded that: (i) federal law prohibits trading in the Company's securities (or "tipping" others) while in possession of material non-public information and (ii) compliance with Regulation FD does not protect the Company or others against any liabilities arising from violation of any other securities laws or regulations (for example, anti-fraud provisions of and rules under the Securities Exchange Act of 1934, as amended).

A. Company Spokespersons Authorized to Speak on Behalf of the Company

The following officials are authorized to speak on behalf of the Company (each an
"Authorized Spokesperson" and collectively, the "Authorized Spokespersons"):

•        Michael A. Seton, the Company's Chief Executive Officer – a primary spokesperson, who shall be available for all appropriate inquiries;

• Kay C. Neely, the Company's Chief Financial Offer; and

•    other members of the Company's management team specifically designated by the Chief Executive Officer to speak on behalf of the Company with respect to a particular topic or purpose, including external investor relations personnel, such as broker or industry conferences and analyst site visits or due diligence. Such persons shall be Company spokespersons only for the particular circumstance.

The Authorized Spokespersons shall be fully apprised of all Company developments that affect matters that they are authorized to discuss, in order to ensure that they may fulfill their disclosure obligations.

Persons not listed above are not authorized to speak on behalf of the Company. Any inquiries received by persons not listed above from the financial community, stockholders or the media should be referred to an Authorized Spokesperson.

B. Oversight of Disclosure Policy by the Chief Financial Officer

In overseeing the Company’s compliance with this policy, the Chief Financial Officer shall:

1.    be fully apprised of all material Company developments in order to evaluate and discuss events that may impact the disclosure process and the Company's disclosure obligations (for example, extraordinary transactions, material operational developments, threatened material litigation, major management changes and events affecting the Company's securities, such as share issuances and splits);

2. monitor the Company's disclosures, SEC filings, internet website and other public statements, and all reports regarding the Company issued by analysts, in order to make disclosure determinations and ensure accurate reporting and compliance with Regulation FD and to take corrective measures, if and when necessary;

3. review all written statements, presentations to securities analysts and institutional investors (including scripts for conference calls) and other external communications (including press releases) concerning the Company's financial performance, prospects and business developments, as well as other material information concerning the Company, prior to use;

4. generally oversee and coordinate the Company's public disclosures and this Public Disclosure Policy, including making decisions regarding responses to non-intentional disclosures as described below; and

5. inform the Board of Directors of the Company (the "Board"), as appropriate, of all material developments and significant information disseminated to the public.

C. Timing of Disclosure

The Company shall make:

•    simultaneous public disclosure of material non-public information that is intentionally disclosed to an analyst, stockholder or other market participant to whom disclosure is subject to Regulation FD;

• prompt public disclosure (within 24 hours or, if later, by the start of the next day's trading on the securities exchange or platform on which the Company's securities are listed or quoted) of material non-public information that was unintentionally disclosed (that is, information that the spokesperson did not know, and was not reckless in not knowing, was material and non-public); and

•    disclosure as required by applicable case law, SEC rules and regulations and the applicable securities laws generally.

If a non-intentional disclosure occurs, the Covered Person that first learns of the disclosure must immediately contact the Chief Financial Officer. The Chief Financial Officer shall determine whether a selective disclosure has occurred and, if so, devise a disclosure plan that conforms to the time limitations noted above.

When in doubt, an Authorized Spokesperson should avoid answering sensitive questions until he or she receives guidance from the Chief Financial Officer. If an Authorized Spokesperson realizes that a "slip-of-the-lip" may have been a selective disclosure, the Authorized Spokesperson should seek an express agreement from the recipient to keep the information confidential and to avoid trading on the information until the Company has made any required public disclosure. The Authorized Spokesperson should make a written record of any express oral confidentiality agreement and give a copy to the Chief Financial Officer.

The Company shall disclose new material information in a manner designed for broad non- exclusionary distribution to the public. As the circumstances require, this shall involve some combination of a press release, publicly available conference call and/or Form 8-K or periodic filing with the SEC. The SEC has provided guidance indicating that, in certain circumstances, it may be permissible to disclose new material information by a posting on the Company's website. The guidance conditions the availability of this method on several factors, including whether such website is widely recognized as a source of material information about the issuer, the manner in which the information is posted, whether the company has made investors and the market aware that it will post important information on its website, and whether the website is kept current and accurate. Given these limitations on the use of websites, the Company should consult with counsel before attempting to use a website posting to satisfy Regulation FD disclosure requirements in respect of material non-public information.

D. Conference Calls

The Company's policy is to open all conference calls to the public. Public access to the calls shall be provided through the following procedures:

•    well-publicized notice at least several days in advance of the call through (1) a press release issued through PR Newswire or other similar service; (2) posting on the Company's website and/or (3) email to media organizations and others;

•    prior to the call, public distribution of a press release outlining the topics expected to be discussed during the call and a statement as to where on the Company's website, and for how long, the playback and or webcast archive will be available;

•    live public access to the call through a toll free number and/or simultaneous webcast; and

•    telephonic playback of the call shall be available for at least one week and webcast archive shall be available for at least two weeks after the call.

Conference calls shall be structured so that only sell-side analysts and institutional investors may ask questions. Participants shall be encouraged to ask all questions during the public conference call.

E. Forward-Looking Information

The Company may provide material forward-looking information-such as market trends, earnings outlook and favorable or unfavorable external factors-in quarterly conference calls or by other means that can adequately disseminate such information to the public on a widespread basis. Any release of material forward-looking information shall be subject to the prior approval of the Chief Financial Officer. All such statements (whether oral or written) shall be accompanied by meaningful cautionary statements and disclaimers that satisfy the "safe harbor" rules outlined in the Private Securities Litigation Reform Act of 1995 and that disclaim responsibility to update any such forward-looking information. If a forward-looking statement has been made (i.e., one that has a forward intent and connotation upon which parties can reasonably be expected to rely), a Covered Person with knowledge thereof shall promptly report to the Chief Financial Officer any facts or events that might cause that meaning to change.

F. Other Requests for Information from the Media and the Investment
Community

1. Private Earnings Guidance.

It is the Company's policy not to provide any private earnings guidance-including expressions of "comfort" with a forecast or indications that a forecast "seems high," "seems low" or is "within range"-prior to public disclosure of the information. The Authorized Spokespersons should avoid even implicit private earnings guidance. Similarly, the Authorized Spokespersons should not express private views regarding First Call estimates by third parties. The Company's policy is to provide guidance of earnings expectations only in a public forum, if at all.

2. Review of Analyst Reports; Private Conversations with Analysts.

It is important that analysts be provided with the necessary information to enable them to conduct analyses regarding the Company. However, comments on analysts' reports and models and private discussions with analysts are particularly vulnerable to potential violations of Regulation FD.

As a general matter, the Company's policy is not to review or comment on analyst financial models or drafts of analysts' reports. Guidance shall be provided only when factual inaccuracies can be pointed out by reference to prior public disclosures by the Company.

Control of this very limited scope of review shall be centralized through the Chief Financial Officer. This policy includes analysts working for brokerage houses and independent research companies.
Private conversations with analysts may be conducted by the Chief Executive Officer or the Chief Financial Officer, but these conversations must be carefully monitored. No material non-public information may be disclosed in these conversations. Authorized Spokespersons may respond to questions about the Company's business and/or operations, but only so long as the spokesperson believes in good faith that the information, standing alone, would not be material to a reasonable investor. Authorized Spokespersons should keep a record of the date and time of the meeting and a brief description of the matters discussed and send a copy to the Chief Financial Officer. It is inadvisable to have conversations with analysts during the period from quarter- or year-end until the Company releases earnings for such period.

The Company also shall not distribute to the investing public or otherwise appear to approve a research report or analyst rating.

3. One-on-One Meetings.

One-on-one meetings with members of the investment community can be a significant component of a company's investor relations process. These one-on-one meetings, however, are vulnerable to violations of Regulation FD. As with meetings with analysts, no material non- public information may be disclosed during these meetings, unless an oral or written agreement is obtained in which the recipient expressly agrees not to use and to maintain the confidentiality of the material non-public information being disclosed. An Authorized Spokesperson may respond to questions about the Company's business and/or operations, but only so long as he or she believes in good faith that the information, standing alone, would not be material to a reasonable investor.

To the extent possible, one-on-one meetings should be scheduled at a time when the amount of material non-public information is smallest-usually, soon after release of quarterly earnings and the related conference call. It is inadvisable for any such meetings to occur during the period from quarter- or year-end until the Company releases earnings for such period. Where possible, the Authorized Spokesperson should request a written agenda or an advance list of questions to avoid surprises. Authorized Spokespersons should keep a record of the date and time of the meeting and a brief description of the matters discussed and send a copy to the Chief Financial Officer. Any agreements regarding confidentiality should be promptly disclosed to the Chief Financial Officer.

The Authorized Spokespersons also should be careful in private settings when asked to comment on factually incorrect information. Guidance shall be provided only when factual inaccuracies can be pointed out by reference to prior public disclosures by the Company.

4. Meetings with Ratings Agencies.

As with analysts, it is important that rating agencies be provided with the necessary information to enable them to conduct analyses regarding the Company. Prior to the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act, signed into law on July 21,
2010 (the "Dodd-Frank Act"), a company's communications with analysts at nationally recognized statistical rating organizations (the "Ratings Agencies") were exempted from Regulation FD requirements. However, the Dodd-Frank Act has eliminated such exemption, in effect subjecting a company's private discussions with Ratings Agencies to Regulation FD compliance standards. As with analyst meetings and one-on-one meetings with members of the investment community, no material non-public information may be disclosed to Ratings Agencies, unless an oral or written agreement is obtained in which the recipient expressly agrees not to use and to maintain the confidentiality of the material non-public information being disclosed.

Where possible, the Authorized Spokesperson should request a written agenda or an advance list of questions to avoid surprises when speaking with Ratings Agencies. Authorized Spokespersons should keep a record of the date and time of the meeting and a brief description of the matters discussed and send a copy to the Chief Financial Officer. Any agreements regarding confidentiality should be promptly disclosed to the Chief Financial Officer.

5. Industry Conferences.

At times, Company officials shall be called upon to make presentations at conferences sponsored by investment banks, industry and trade associations or other groups in settings that are not open to the general public. Such presentations should be made only by Authorized Spokespersons and should be limited to information that is already publicly available. No material non-public information may be disclosed at these conferences. If a question dealing with a sensitive area that may involve material non-public information is asked, the Authorized Spokesperson should respond by explaining that an answer must be deferred for at least 24 hours to determine whether Regulation FD applies and whether an answer can be given.

6. Responding to Rumors.

The Company's policy is to not comment on market rumors. Authorized Spokespersons should respond that "it is our policy not to comment about rumors or speculation."

Other responses, such as "the Company is not aware of the basis of the rumor" or "management is not sure what is causing volatility in our shares," are not consistent with our "no comment" policy. These responses could subject the Company to liability and could also be considered selective disclosure of material non-public information. If the source of the rumor is found to be internal, the Chief Financial Officer should be consulted to determine the appropriate response.

In certain situations, if applicable, stock exchange guidelines may require the Company to make a more definitive statement when it is clear that the Company is the source of rumors that are influencing the Company's stock price. The Chief Financial Officer shall determine if and when such disclosure is required.

In certain situations, if applicable, stock exchange guidelines may require the Company to make a more definitive statement when it is clear that the Company is the source of rumors that are influencing the Company's stock price. The Chief Financial Officer shall determine if and when such disclosure is required.

7. Internet Chat Rooms.

The Company's policy is that no Covered Person, including Authorized Spokespersons, may participate in or respond to discussions about the Company in online chat rooms such as Silicon Investor, the Motley Fool, Raging Bull and Yahoo! Finance. This prohibition applies regardless of whether you access the chat room at home or at the office.

G. Violation of this Policy

Violations of Regulation FD are subject to SEC enforcement action, which may include an administrative action seeking a cease-and-desist order, or a civil action against the Company or an individual seeking an injunction and/or civil money penalties. Any violation of this policy by a Covered Person shall be brought to the attention of the Chief Financial Officer and may constitute grounds for termination of service with the Company.

* * * *

If you have any questions regarding this Public Disclosure Policy, please contact the
Chief Financial Officer.

SCHEDULE C

RULE 10B5-1 PRE-PLANNED TRADING PROGRAMS

1. Introduction

The Company has adopted a written Policy on Inside Information and Insider Trading (the "Insider Trading Policy"), to which this "Rule 10b5-1 Pre-Planned Trading Programs" is an attachment, containing certain basic principles and policies concerning the trading by officers, directors and employees of the Company in the securities of the Company. This sets forth the Company's policy concerning Rule 10b5-1 pre-planned trading programs by the Company's directors, officers and employees that have been pre-cleared by the Chief Financial Officer as provided below.

Notwithstanding any other guidelines contained in the Insider Trading Policy to the contrary, it shall not be a violation of the Insider Trading Policy for the Company's directors, officers and employees to sell (or purchase) securities of the Company under certain pre- planned trading programs adopted to purchase or sell securities in the future which pre- planned trading programs (i) are in compliance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) have been pre-cleared in advance, in writing, by the Chief Financial Officer (or, if the person implementing such program is the Chief Financial Officer, by the Chief Executive Officer). To initiate any transactions under this exception, a director, officer or employee (a "person" for purposes of this attachment only) must comply with each of the following elements:

(a) While not in possession of material non-public information, the person must (1) enter into a binding contract to purchase or sell securities; (2) instruct another person to purchase or sell securities for the person's account; or (3) adopt a written plan for purchasing or selling the securities (a "Trading Program").

(b) The Trading Program must be in writing and must specify the following: (1) the number of securities to be bought or sold; (2) the prices at which the securities will be bought or sold; and (3) the timing of the purchases or sales. The required information regarding amount, price and date may be included by a formula, algorithm or other means. The insider must refrain from attempting to influence how, when or whether transactions will be made pursuant to the Trading Program.

(c) The Trading Program must include a certification stating that the person (1) is entering into and will operate the Trading Program in good faith, and (2) does not have material non-public information.

(d) The Trading Program cannot be entered into as part of a plan or scheme to evade the prohibitions on insider trading under the federal securities laws.

(e) No person purchasing or selling securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales.
(f) Any person wishing to proceed under the Trading Program exception (or to modify or terminate a previously adopted Trading Program) must first obtain written pre-clearance from the Chief Financial Officer (or, if the person implementing the Trading Program is the Chief Financial Officer, from the Chief Executive Officer). This pre- clearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1), the Insider Trading Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail himself or herself of this exception. The Company therefore reserves the right to pre-clear or not pre-clear any proposed Trading Program (or the modification of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the offering of securities) to which the Company is or may be a party.

(g) The Company reserves the right not to pre-clear any proposed Trading Program (or the modification of any existing Trading Program) unless it includes the following elements, as well as such additional terms and conditions as the Company may require from time to time:

•    There is no material non-public information at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such material non-public information, the Company may delay its pre-clearance of the Trading Program until the information has been disclosed.

•    There must be a mandatory cooling-off period between adoption or modification of a Trading Program and execution of a trade. The mandatory cooling-off period for directors and officers is the later of: (i) 90 days following adoption of the
Trading Program or (ii) two business days following disclosure of the Company's financial results for the fiscal quarter in which the Trading Program was adopted (maximum of 120 days). For all other employees, the mandatory cooling off period is 30 days following adoption of the Trading Program.

•    Only one Trading Program may be in existence for all classes of the Company's securities at a point in time for each person. Two separate Trading Programs may exist at the same time if trading under the later-commencing Trading Program is not authorized to begin until after all trades under the earlier-

commencing Trading Program are completed or expire without execution. Additionally, if such person uses different brokers, the use of multiple brokers for different accounts can be treated as one Trading Program. Sell-to-cover transactions are exempt from this requirement.

•    Only one single-trade Trading Program is permitted in any 12- month period.

•    Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Program at the time of adoption.

•    The proposed Trading Program contains procedures to ensure prompt compliance with: (i) any reporting requirements under Section 16 of the Exchange Act;
(ii) SEC Rule 144 or Rule 145 under the Securities Act of
1933, as amended, relating to any sales under the Trading Program and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a pre-cleared Rule 10b5-1 Trading Program, under applicable law or in connection with an offering by the Company of securities, including without limitation lock-up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).

(h) Each person understands that the pre-clearance or adoption of a pre- planned selling program in no way reduces or eliminates such person's obligations under Section 16 of the Exchange Act, as amended, including such person's disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel prior to entering into a Trading Program.

Effective: March 15, 2023

CERTIFICATION

I hereby certify that I:

•    have read and understand the Policy on Inside Information and Insider Trading and related procedures (including Schedules A, B and C thereto), a copy of which was distributed with this Certificate;

• have complied with the foregoing policy and procedures; and

• will continue to comply with the policy and procedures set forth in the Policy;

Signature:	Name:
(Print Name)
Title:	Date:

REQUEST FOR CLEARANCE TO TRADE

To:	Sila Realty Trust, Inc.	Attention:	Chief Financial Officer
	1001 Water Street	Phone Number:	813-316-4284
	Suite 800	Email:	kneely@silarealtytrust.com
Tampa, Florida 33602

Name: Title:

I hereby request clearance for myself (or a member of my immediate family or household)
to execute the following transaction relating to the securities of Sila Realty Trust, Inc. Type of Transaction:
I wish to purchase shares of stock. Number of shares of common stock to be purchased:

I wish to sell shares of stock. Number of shares of common stock to be sold:

I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a "cashless exercise" or "same day sale" and hold any remaining shares of common stock in my brokerage account.

Number of options to be exercised:
Number of shares of common stock to be sold:      Number of shares of common stock held in account:

Other: If the request is for a member of my immediate family or household:

Name of Person: Relationship:

I hereby represent that I am not aware of any material, non-public information concerning Sila Realty Trust, Inc. at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Sila Realty Trust, Inc. prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the five (5) trading days thereafter (unless I become aware of material, non-public information during such period, in which case I will inform the Chief Financial Officer promptly and will not consummate any transaction in the Company's securities). I further understand that the approval will lapse if, in the judgment of the Chief Financial Officer or the person designated by the Chief Executive Officer to serve in this role, I am likely to be in possession of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date	Signature

Approved by:

Chief Financial Officer	Date